TORO REPORTS RECORD SECOND QUARTER SALES AND EARNINGS

Net Earnings Per Share Up 17% On 5% Sales Growth

LIVE CONFERENCE CALL
May 25, 10:00 a.m. CT
www.thetorocompany.com/invest

BLOOMINGTON, Minn. (May 25, 2006) – The Toro Company (NYSE: TTC) today reported record fiscal second quarter net earnings of $70.1 million, or $1.56 per diluted share, on record net sales of $659 million for the quarter ended May 5, 2006. In the comparable fiscal 2005 period, the company reported net earnings of $62 million, or $1.33 per diluted share, on net sales of $628.4 million.

For the six months ended May 5, 2006, Toro reported record net earnings of $84.4 million, or $1.87 per diluted share, on record net sales of $1,028.6 million. In the comparable fiscal 2005 period, the company reported net earnings of $73.1 million, or $1.55 per diluted share, on net sales of $975.4 million.

Michael J. Hoffman, The Toro Company’s chairman and chief executive officer, said that growth in world-wide professional segment sales helped offset slower sales in the residential segment, which were particularly strong last year due to early season shipments to retailers. “With our continued focus on improving operating effectiveness and profitability, we increased our second quarter earnings despite challenges posed by lower residential segment volume and increasing commodity costs,” said Hoffman.

Segment data are provided in the table following the “Condensed Consolidated Statements of Earnings.”

Professional
Professional segment sales for the fiscal 2006 second quarter increased 12.9 percent to $439.1 million. Sales grew in nearly all product categories due to healthy demand for new products, with particularly strong contributions from landscape contractor equipment and international sales. “Ongoing investments to deliver customer-valued and innovative new products continue to drive strong performance and market share growth in our professional businesses,” said Hoffman.

Professional segment earnings for the fiscal 2006 second quarter totaled $104.2 million, up 23.1 percent from $84.6 million in the fiscal 2005 second quarter.

For the year to date, professional segment earnings totaled $145.8 million on a 9.2 percent increase in net sales to $692.7 million compared with earnings of $123.5 million on net sales of $634.3 million in the first half of fiscal 2005.

Residential

Residential segment sales for the fiscal 2006 second quarter totaled $210.3 million, down 7.7 percent compared with the fiscal 2005 second quarter. Domestic sales of riding mowers increased sharply in the quarter due to strong acceptance of new products. However, the growth in riding mower shipments was more than offset by declines in world-wide sales of walk power mowers, primarily due to a large domestic retailer holding less inventory through the first-half of the fiscal year.

Residential segment earnings for the fiscal 2006 second quarter totaled $18.1 million compared with $29 million in the fiscal 2005 second quarter. The decline in residential segment earnings compared to the fiscal 2005 second quarter resulted from lower volumes and the mix of products sold in the 2006 second quarter.

For the year to date, residential segment earnings totaled $23.3 million on net sales of $318.5 million compared with earnings of $33.4 million on net sales of $323.6 million in the first half of fiscal 2005.

REVIEW OF OPERATIONS

Gross margin for the fiscal 2006 second quarter was 34.9 percent, up from 34.5 percent compared with the fiscal 2005 second quarter, primarily due to product mix and the impact of price increases. For the year to date, gross margin improved to 35.2 percent from 34.7 percent in the same period last year.

Selling, general and administrative (SG&A) expenses as a percentage of net sales showed a slight improvement compared with the prior year’s second quarter at 18.9 percent versus 19 percent in the 2005 second quarter. As a result of the company’s ongoing initiatives to better leverage expenses, the growth in SG&A was held to less than the rate of revenue growth.

Interest expense for the second quarter totaled $5.2 million, up from $4.9 million in the fiscal 2005 second quarter.

The effective tax rate in the 2006 second quarter was 32.1 percent, compared with 33.5 percent in the same period last year, due to tax refunds from prior years’ tax returns.

Accounts receivable at quarter end totaled $546.4 million, up only 1.3 percent on the second quarter’s 4.9 percent increase in net sales.

Quarter-ending inventory totaled $248.1 million, down $8.8 million or 3.4 percent, compared with the end of the fiscal 2005 second quarter.

BUSINESS OUTLOOK

The company is reaffirming its full year guidance for sales growth of approximately 8 percent for fiscal 2006, assuming the continuation of seasonally normal weather patterns. Despite lower-than-expected sales growth in the first half, Toro is on track to achieve its expectations for earnings growth with a good portion of the retail selling season still ahead.

Given the company’s first half performance and current expectations for second half results, Toro now expects fiscal 2006 earnings per share to increase 14 to 17 percent.

The Toro Company is a leading worldwide provider of outdoor maintenance and beautification products for home, recreation and commercial landscapes.

The Toro Company will conduct a conference call and webcast for investors beginning at 10:00 a.m. Central Time (CST) on May 25, 2006. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor

Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties facing the company’s overall financial position at the present include the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; slow growth rate in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; our ability to achieve the goals for the ‘6+8’ growth and profit improvement initiative which is intended to improve our revenue growth and after-tax return on sales; the company’s ability to achieve sales and earnings per share growth in fiscal 2006; our ability to successfully integrate acquisitions and manage alliances; ability of management to manage around unplanned events; unforeseen product quality problems in the development and production of new and existing products; fluctuations in the cost and availability of raw materials, including steel and other commodities; rising cost of transportation; level of growth in the golf market; increased dependence on The Home Depot as a customer for the residential segment; reduced government spending for grounds maintenance equipment due to reduced tax revenue and tighter government budgets; increased competition; elimination of shelf space for our products at retailers; financial viability of distributors and dealers; market acceptance of existing and new products; unforeseen inventory adjustments or changes in purchasing patterns by our customers; the impact of abnormal weather patterns; and the previously disclosed pending litigation against the company and other defendants that challenges the horsepower ratings of lawnmowers, of which the company is currently unable to assess whether the litigation would have a material adverse effect on the company’s consolidated operating results or financial condition, although an adverse result might be material to operating results in a particular reporting period. In addition to the factors set forth in this paragraph, market, economic, financial, competitive, weather, production and other factors identified in Toro’s quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this statement.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Six Months Ended
	May 5,	April 29,	May 5,	April 29,
	2006	2005	2006	2005
Net sales	$659,004	$628,441	$1,028,644	$975,354
Gross profit	230,256	216,643	362,130	338,306
Gross profit percent	34.9%	34.5%	35.2%	34.7%
Selling, general, and administrative expense	124,309	119,542	231,514	221,781

Earnings from operations	105,947	97,101	130,616	116,525
Interest expense	(5,177)	(4,873)	(9,420)	(8,633)
Other income, net	2,446	942	3,332	2,083

Earnings before income taxes	103,216	93,170	124,528	109,975
Provision for income taxes	33,134	31,212	40,167	36,841

Net earnings	$70,082	$61,958	$84,361	$73,134

Basic net earnings per share	$1.62	$1.38	$1.94	$1.61

Diluted net earnings per share	$1.56	$1.33	$1.87	$1.55

Weighted average number of shares of common stock outstanding – Basic	43,375	44,754	43,494	45,438
Weighted average number of shares of common stock outstanding – Dilutive	44,957	46,592	45,000	47,210

THE TORO COMPANY AND SUBSIDIARIES
Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	May 5,	April 29,	May 5,	April 29,
Segment Net Sales	2006	2005	2006	2005
Professional	$439,098	$389,052	$692,703	$634,282
Residential	210,293	227,722	318,478	323,598
Other	9,613	11,667	17,463	17,474

Total *	$659,004	$628,441	$1,028,644	$975,354

* Includes international sales of	$168,290	$157,722	$288,349	$247,369
	Three Months Ended		Six Months Ended

	May 5,	April 29,	May 5,	April 29,
Segment Earnings (Loss) Before Income Taxes	2006	2005	2006	2005

Professional	$104,177	$84,623	$145,837	$123,488
Residential	18,136	28,963	23,285	33,397
Other	(19,097)	(20,416)	(44,594)	(46,910)

Total	$103,216	$93,170	$124,528	$109,975

Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	May 5,	April 29,
	2006	2005
ASSETS
Cash and cash equivalents	$27,240	$14,449
Receivables, net	546,413	539,633
Inventories, net	248,134	256,926
Prepaid expenses and other current assets	18,688	13,476
Deferred income taxes	74,556	56,265

Total current assets	915,031	880,749

Property, plant, and equipment, net	163,729	170,334
Deferred income taxes	—	39
Goodwill and other assets, net	94,876	105,517

Total assets	$1,173,636	$1,156,639

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$23	$45
Short-term debt	121,078	151,137
Accounts payable	126,201	114,915
Accrued liabilities	296,464	293,333

Total current liabilities	543,766	559,430

Long-term debt, less current portion	175,000	175,024
Long-term deferred income taxes	872	3,837
Deferred revenue and other long-term liabilities	9,356	7,827
Stockholders’ equity	444,642	410,521

Total liabilities and stockholders’ equity	$1,173,636	$1,156,639

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Six Months Ended
	May 5,	April 29,
	2006	2005
Cash flows from operating activities:
Net earnings	$84,361	$73,134
Adjustments to reconcile net earnings to net cash used in operating activities:
Equity losses from investments	839	302
Provision for depreciation and amortization	21,053	18,592
Gain on disposal of property, plant, and equipment	(11)	(242)
Stock-based compensation expense	4,465	4,819
Increase in deferred income taxes	(15,923)	(3,280)
Changes in operating assets and liabilities:
Receivables	(251,863)	(238,083)
Inventories	(10,839)	(20,248)
Prepaid expenses and other assets	(809)	4,189
Accounts payable, accrued expenses, and deferred revenue	78,028	72,409

Net cash used in operating activities	(90,699)	(88,408)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(17,155)	(15,106)
Proceeds from asset disposals	787	2,351
Increase in investment in affiliates	(371)	(197)
Decrease (increase) in other assets	6,192	(538)
Proceeds from sale of business	—	765
Acquisition, net of cash acquired	—	(35,285)

Net cash used in investing activities	(10,547)	(48,010)

Cash flows from financing activities:
Increase in short-term debt	120,722	150,007
Repayments of long-term debt	(23)	(22)
Excess tax benefits from stock-based awards	15,625	4,015
Proceeds from exercise of stock options	7,376	5,631
Purchases of Toro common stock	(49,286)	(94,029)
Dividends paid on Toro common stock	(7,842)	(5,482)

Net cash provided by financing activities	86,572	60,120

Effect of exchange rates on cash	512	(9)

Net decrease in cash and cash equivalents	(14,162)	(76,307)
Cash and cash equivalents as of the beginning of the period	41,402	90,756

Cash and cash equivalents as of the end of the period	$27,240	$14,449